exhibit 23

             Consent of Independent Accountants


We  consent  to  the  incorporation  by  reference  in  this registration statement on Form S-8 of our report, dated February 5, 1996, which includes an explanatory paragraph stating that the Company discontinued accounting for the operations of BellSouth Telecommunications, Inc. in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," effective June 30, 1995, and changed its method of accounting for postretirement benefits other than pensions, income taxes and postemployment benefits in 1993, on our audits of the consolidated financial statements of BellSouth Corporation included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.


                                     /s/Coopers  &   Lybrand
L.L.P.




Atlanta, Georgia
October 3, 1996